Exhibit 99.1

PRESS RELEASE

Contact:

Lee Bendekgey	Carolyn Bumgardner Wang
Senior Vice President	WeissComm Partners, Inc.
650-517-8358	415-946-1065
lbendegey@nuvelo.com	carolyn@weisscommpartners.com

NUVELO RECEIVES SPECIAL PROTOCOL ASSESSMENT FOR PHASE 3 TRIAL OF

ALFIMEPRASE IN ACUTE PERIPHERAL ARTERIAL OCCLUSION

SAN CARLOS, Calif., December 14, 2005 – Nuvelo Inc. (Nasdaq: NUVO) today announced that it has received a Special Protocol Assessment (SPA) agreement from the U.S. Food and Drug Administration (FDA) for its second pivotal Phase 3 trial, NAPA-3 (Novel Arterial Perfusion with Alfimeprase-3). This trial will evaluate the efficacy and safety of Nuvelo’s lead product candidate, alfimeprase, for the treatment of acute peripheral arterial occlusion (PAO), or “leg attack.” This written agreement specifies the terms and conditions under which Nuvelo will conduct and analyze the pivotal Phase 3 trial in support of a regulatory submission.

“We have worked closely with the FDA on the design of the NAPA program as a whole and are pleased to have secured an SPA for this pivotal trial,” said Michael D. Levy, M.D., senior vice president of research and development for Nuvelo. “We began enrolling patients in NAPA-2, our first alfimeprase Phase 3 trial in acute PAO, in April and are focused on initiating NAPA-3 in early 2006. Although the process of securing the SPA has slightly delayed the start of NAPA-3, we are pleased to have this agreement in place as it solidifies the regulatory pathway to approval for alfimeprase.”

NAPA-3 is the second of two overlapping multi-national trials in Nuvelo’s Phase 3 alfimeprase program for acute PAO. NAPA-3 will be a randomized, double-blind study comparing 0.3 mg/kg of alfimeprase to placebo in 300 patients. The trial will be conducted in approximately 100 centers worldwide, with the primary endpoint of avoidance of open vascular surgery within 30 days of randomization. Open vascular surgery includes procedures such as surgical embolectomy, peripheral arterial bypass graft surgery or amputation, but does not include catheter-based procedures such as percutaneous angioplasty or stenting. A variety of secondary and exploratory endpoints are also being evaluated, including safety endpoints such as incidence of bleeding, and pharmacoeconomic endpoints such as length of hospital stay and total time in the intensive care unit (ICU).

Previously announced results from the NAPA-1 trial, a Phase 2 multi-center, multi-national, open-label, dose-escalation study, demonstrated that alfimeprase can restore arterial blood flow within four hours of initiation of dosing, has a favorable safety profile with minimal bleeding complications and resulted in a minority of patients requiring open vascular surgery within 30 days of treatment.

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com

“We believe that patients with acute PAO would benefit from a new and improved therapy as current treatments such as open vascular surgery and off-label use of plasminogen activators can be time-consuming and can cause significant side effects, particularly bleeding,” said Steven R. Deitcher, M.D., vice president of medical affairs for Nuvelo. “In clinical trials conducted to date, alfimeprase has shown promise as an easily administered, rapid-acting clot dissolver with a favorable safety profile.”

About Leg Attack

Acute peripheral arterial occlusion (PAO), or “leg attack,” is the blocking of arterial blood flow to a lower limb by a blood clot. Affecting more than 100,000 people in the United States each year, acute PAO is the result of underlying peripheral arterial disease, in which chronic fatty plaque buildup restricts blood flow and is then complicated by the formation of an acute clot. If blood flow is not restored quickly, leg attack can lead to permanent nerve and muscle damage, gangrene, and in the most severe cases, amputation and death.

Currently, because there are no FDA-approved thrombolytic therapies available to treat acute PAO, off-label use of plasminogen activators often occurs. As noted in published studies, plasminogen activators may require a prolonged infusion averaging 24 to 36 hours in patients with leg attack, carry the risk of significant bleeding complications, and typically require admission to the ICU for the duration of the infusion.

About Alfimeprase

Alfimeprase, an enzyme produced by recombinant DNA technology, possesses a unique mechanism of action. It directly degrades fibrin, producing rapid dissolution of blood clots. In clinical studies, alfimeprase has been shown to have the ability to degrade large arterial clots within four hours of initiation of dosing, as well as the ability to clear a majority of occluded catheters in 15 minutes or less. In addition, its lytic activity is localized to the site of delivery due to its rapid inhibition by alpha-2 macroglobulin, a naturally occurring protein in the blood, as soon as it moves away from the clot and into the general circulation. This clearance mechanism helps focus the thrombolytic activity to the site of delivery and, in clinical testing, appears to minimize bleeding side effects.

Additional Clinical Trials

The NAPA-3 study is the second of two overlapping Phase 3 trials evaluating alfimeprase for the treatment of acute PAO. The NAPA-2 trial is also a randomized, double-blind study comparing 0.3 mg/kg of alfimeprase with placebo in 300 patients. The trial began in April 2005 and is being conducted in approximately 100 centers worldwide. The primary endpoint is avoidance of open vascular surgery within 30 days of randomization.

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com

In addition to the treatment of acute PAO, alfimeprase is also under evaluation in a separate Phase 3 clinical program for a second target indication, central venous catheter occlusion. Catheter occlusion, which affects up to 1.25 million patients each year in the U.S. alone, occurs when a clot forms within an in-dwelling catheter, hindering the inward or outward flow of solutions or blood. As these catheters are primarily inserted in patients receiving life-saving medications such as chemotherapy, it is important to restore flow through the catheter as soon as possible. A Phase 2 study demonstrated the ability of alfimeprase to clear a majority of occluded catheters in 15 minutes or less. A Phase 3 study in catheter occlusion is currently enrolling.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular and cancer therapy. Nuvelo’s clinical pipeline includes alfimeprase, a direct-acting thrombolytic in Phase 3 trials for the treatment of acute peripheral arterial occlusion (PAO) and catheter occlusion, and rNAPc2, an anticoagulant currently in Phase 2 trials that inhibits the factor VIIa and tissue factor complex. In addition, Nuvelo has identified NU206 as a preclinical development candidate for the potential treatment of chemotherapy/radiation therapy-induced mucositis from its proprietary research programs and expects to leverage expertise in secreted proteins and antibody discovery to expand its pipeline and create partnering and licensing opportunities.

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 650-517-8000.

This press release contains “forward-looking statements” regarding the Special Protocol Assessment agreement received from the FDA for the alfimeprase Phase 3 clinical trial to treat patients with acute PAO, the timing and progress of Nuvelo’s Phase 3 programs, and the potential improvement or benefit that current clinical trial programs may demonstrate which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s recent annual report on Form 10-K for the year ended December 31, 2004 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

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201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com